                                                                   EXHIBIT 10.14









                             Date November [o], 2005





                           TEEKAY SHIPPING CORPORATION



                                       and



                            TEEKAY LNG PARTNERS L.P.





           ---------------------------------------------------------

                               PURCHASE AGREEMENT

           ---------------------------------------------------------

                                   RELATING TO
                            THE SALE AND PURCHASE OF
      THE ENTIRE OWNERSHIP INTEREST IN, AND ALL PROMISSORY NOTES ISSUED BY,


                             AFRICAN SPIRIT L.L.C.,

                               ASIAN SPIRIT L.L.C.

                                       AND

                             EUROPEAN SPIRIT L.L.C.

                                      INDEX

CLAUSE                                                                      PAGE
1        DEFINITIONS AND INTERPRETATION                                       1


2        AGREEMENT FOR SALE                                                   4


3        CONSIDERATION                                                        4


4        COMPLETION                                                           5


5        WARRANTIES                                                           7


6        REMEDIES OF THE PURCHASER                                            8


7        IMPLEMENTATION                                                      11


8        COSTS                                                               11


9        OTHER PROVISIONS                                                    11


10       NOTICES                                                             13


11       GOVERNING LAW AND JURISDICTION                                      14


12       TERMINATION                                                         14


SCHEDULE A  WARRANTIES AND REPRESENTATIONS                                  A-1


SCHEDULE B  VESSELS                                                         B-1

                                       i

THIS AGREEMENT is made on November [o], 2005

BETWEEN:

(1) TEEKAY SHIPPING CORPORATION, a Marshall Islands company having a principal office at TK House, Bayside Executive Park, West Bay Street & Blake Road, P.O. Box AP-59212, Nassau, Bahamas (the "VENDOR"); and

(2) TEEKAY LNG PARTNERS L.P., a Marshall Islands limited partnership with its general partner, Teekay GP L.L.C., having a principal office at TK House, Bayside Executive Park, West Bay Street & Blake Road, P.O. Box AP-59212, Nassau, Bahamas (the "PURCHASER")

WHEREAS:

(A) The Vendor is the legal and beneficial owner of 100% of the limited liability interests of each of African Spirit L.L.C., Asian Spirit L.L.C. and European Spirit L.L.C., each a limited liability company formed under the laws of the Republic of the Marshall Islands with a registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and a principal office c/o Teekay Shipping Corporation, TK House, Bayside Executive Park, West Bay Street & Blake Road, P.O. Box AP-59212, Nassau, Bahamas (collectively, the "COMPANIES"), comprising 100% of the entire issued equity interests of the Companies (collectively, the "INTERESTS").

(B) The Vendor is the holder of three demand promissory notes, each dated November ___, 2005 and issued by one of the Companies in an amount of US$48,333,333.33 (US$145,000,000.00 in the aggregate) with a term of ten years and interest accruing thereon at an annual rate of 7.065 per cent (collectively, the "NOTES").

(C) The Vendor has agreed to sell, and the Purchaser has agreed to purchase, the Interests and the Notes, on and subject to the terms and conditions hereinafter appearing.

IT IS AGREED as follows:

1        DEFINITIONS AND INTERPRETATION

1.1 DEFINITIONS. In this Agreement, including the Schedules and the recitals, unless the context requires otherwise:

         "ASSETS" means, collectively, the Interests and the Notes;

         "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which banks in New York are open for the transaction of normal banking business (other than solely for trading and settlement in Dollars) or, for the purposes of Clause 10, a day on which banks are open for the transaction of normal banking business in the country of receipt of a notice;

         "BUSINESS INFORMATION" means all information and records (in whatever form held and whether commercial, financial, technical or otherwise) relating to the Companies or the business or activities or affairs of the Companies, which can be reasonably considered to be confidential to the Companies;

         "CLAIM" means a claim for breach of Warranty by the Purchaser against the Vendor;

         "CLOSING" means completion of the sale and purchase of the Assets in accordance with Clause 4.1;

         "CLOSING DATE" means the day the Offering closes;

         "COMPANIES" has the meaning ascribed in recital (A) of this Agreement.

         "CONSIDERATION" means the consideration payable by the Purchaser for the Assets as stated in Clause 3;

         "CONTRACTS" means those agreements, contracts, understandings and arrangements to which any of the Companies is a party or to which any of the Assets, the Vessels or any other assets of the Companies are subject or by which they are bound which are material to any of the Companies or its trading activities, set out in Section 3.1 of the Disclosure Schedule;

         "COVERED ENVIRONMENTAL LOSSES" means all environmental and toxic tort Losses and Expenses suffered or incurred by the Purchaser, the Purchaser Group Companies or the Companies by reason of or arising out of:

         (a) any violation or correction of violation of Environmental Laws; or

         (b) any event or condition associated with ownership or operation by the Vendor or the Vendor Group Companies of the Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets), including, without limitation, (i) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation or other corrective action required or necessary under Environmental Laws, (ii) the cost or expense of the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws and (iii) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

         but only to the extent that such violation complained of under clause
         (a), or such events or conditions included in clause (b), occurred before the Closing Date; and, provided that, in no event shall Losses or Expenses to the extent arising from a change in any Environmental Law after the Closing Date be deemed "Covered Environmental Losses."

         "CREDIT FACILITY COMMITMENT" has the meaning ascribed in Clause 3.2(c);

         "DISCLOSED" means fully, fairly and expressly disclosed by the Transaction Documents or the Disclosure Schedule and, for this purpose "fairly disclosed" means any information disclosed in such manner and in such detail or with sufficient explanation as to enable a reasonable purchaser to make an informed assessment or estimation of the matter concerned and its financial, operational or other consequences to the Companies;

         "DISCLOSURE SCHEDULE" means the Disclosure Schedule provided to Purchaser by Vender concurrently with the execution and delivery of this Agreement;

         "DOLLARS" means United States Dollars;

         "ENVIRONMENTAL LAWS" means all federal, state, foreign and local laws, statutes, rules, regulations, orders, judgments and ordinances relating to protection of health and safety and the environment, each as amended through the Closing Date.

         "HAZARDOUS SUBSTANCES" means (a) substances which contain substances defined in or regulated under applicable Environmental Laws; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas and any mixtures thereof; (d) any substances with respect to which a federal, state, foreign or local agency requires environmental investigation, monitoring, reporting or remediation; (e) any hazardous waste or solid waste, within the meaning of any Environmental Law; (f) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (g) any radioactive material; and
         (h) any asbestos-containing materials that represent a health hazard.

         "INDEBTEDNESS" means any borrowings or other indebtedness whatsoever owed by the Companies;

         "INTERESTS" has the meaning ascribed in recital (A) of this Agreement.

         "INSOLVENCY EVENT" means in relation to any of the Purchaser, the Vendor or the Companies (as the context may require) that any of the following actions has occurred in relation to it:

         (i) an order has been made or an effective resolution passed or other proceedings or actions taken (including, without limitation, the presentation of a petition) with a view to its administration, bankruptcy, winding-up, liquidation or dissolution; or

         (ii) it has had a receiver, administrative receiver, manager or administrator appointed over all or any substantial part of its undertaking or assets; or

         (iii) any event has occurred or situation arisen in any jurisdiction that has a substantially similar effect to any of the foregoing;

         "LOSSES AND EXPENSES" means liabilities, losses, damages, claims, demands, awards and expenses (including, without limitation, legal costs) and includes, for the avoidance of doubt, any value added tax
         (VAT) (or similar tax) payable in relation to any such matter, circumstance or item (except to the extent that the party claiming Losses and Expenses obtains credit for such VAT as input tax);

         "NOTES" has the meaning ascribed in recital (B) of this Agreement;

         "OFFERING" means an underwritten public offering of limited partnership units for which Purchaser has filed a registration statement on Form F-1 with the U.S. Securities and Exchange Commission on November 2, 2005;

         "OPTION" has the meaning ascribed in Clause 3.1;

         "PURCHASER GROUP COMPANIES" means the Purchaser and any subsidiaries thereof and the Purchaser's general partner;

         SECURITY INTEREST" means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, encumbrance, assignment, right of set-off, trust arrangement, title retention or other security interest or other agreement or arrangement of any kind having the effect of conferring security;

         "SPECIFIED RATE" is the rate of interest equal to yearly LIBOR from time to time plus 100 basis points;

         "TAX" or "TAXATION" means any tax, duty, contribution, impost, levy or charge in the nature of tax, whether domestic or foreign, and any fine, penalty, surcharge or interest in relation thereto, including without limitation (and without prejudice to the foregoing) corporation tax, income tax (including tax failing to be deducted or withheld from or accounted for in respect of any payment), capital gains tax, value added tax, customs excise and import duties, stamp duty, stamp duty reserve tax, and any other payment whatsoever that the Companies are or may be or become bound to make to any person and that is or purports to be in the nature of taxation or otherwise by reason of any taxation statutes;

         "TAXATION AUTHORITY" means any national, local municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world having, or purporting to have power or authority in relation to Tax;

         "TRANSACTION DOCUMENTS" means this Agreement and the other documents delivered at Closing pursuant to Clause 4;

         "VENDOR'S ACCOUNT" means such account of the Vendor as the Vendor may specify to the Purchaser from time to time;

         "VENDOR GROUP COMPANIES" means the Vendor and any subsidiary of the Vendor, from time to time (except, with effect from Closing, the Companies and any Purchaser Group Companies);

         "VESSELS" means the Suezmax tankers of the Companies set forth on Schedule B attached hereto; and

         "WARRANTIES" means the representations and warranties set out in Clause
         5.1 and Schedule A.

2        AGREEMENT FOR SALE

2.1 SALE AND PURCHASE OF ASSETS. Subject to the other provisions of this Agreement, the Vendor shall sell the Assets to the Purchaser and the Purchaser shall purchase the Assets.

2.2 ABSOLUTE TITLE TO ASSETS; NO SECURITY INTEREST IN ASSETS. The Vendor shall take all steps within its power and control (but without any obligation to expend any material amount) to procure that the Purchaser will duly obtain absolute title to the entire legal and beneficial interest in all the Assets, and all rights (whether in respect of distributions, voting or otherwise) that at the date of this Agreement or any later time are conferred on or by any of the Assets, free from any Security Interest.

3        CONSIDERATION

3.1 PAYMENT OF CONSIDERATION. The Consideration shall be the sum of US$180,000,000.00 (One Hundred and Eighty Million United States Dollars), of which

         US$180,000,000.00 shall be payable in cash, which amount shall be allocated as follows:

(a) US$180,050,000.00, which shall be allocated amongst the Interests and the Notes as follows:

         (i) US$11,683,333.33 for the Interests relating to each of the Companies (US$35,050,000.00 in the aggregate); and

         (ii)     US$48,333,333.33 for each Note (US$145,000,000.00 in the
                  aggregate); less

(b) US$50,000.00, which shall be payable by the grant by the Purchaser to the Vendor of an option (the "Option") to enter into time charter contracts with each of the Companies for the charter of the Vessels upon the same terms and conditions as the time charter contracts to which the Vessels are currently subject, for whatever period such current time charter parties are not extended in accordance with their terms (being a maximum of six (6) years), provided however, the Option shall be exercisable to extend the charter term for up to two, three-year extensions (or for whatever lesser remaining amount of the extension is then available), and further provided that the income derived by the Companies therefrom would not cause over 10% of the Purchaser's consolidated income to fail to qualify as qualifying income within the meaning of Section 7704(d)(1)(E) of the United States Internal Revenue Code of 1986, as amended.

3.2 VENDOR'S UNDERTAKINGS. In addition to the transfer of the Assets to the Purchaser, the Vendor further undertakes as follows:

(a) that on Closing, it shall procure that the Companies shall have no net liabilities (excluding indebtedness evidenced by the Notes;]

(b) that during the period between the date of this Agreement and the Closing Date, it shall procure that there is provided to the Purchaser copies of all correspondence with any third parties in relation to the Assets, the Vessels, the Contracts or otherwise which may have a material impact on the assets, liabilities or trading results of the Companies taken as a whole;

(c) that prior to the Closing Date, it shall use commercially reasonable efforts (but without any obligation to expend any material amount) to secure from reputable lenders a written commitment, subject to terms and conditions reasonably acceptable to the Purchaser, to provide to the Companies a secured revolving, reducing credit facility in the amount of approximately US$137,500,000 with an interest rate equal to LIBOR plus 50 basis points (the "CREDIT FACILITY COMMITMENT"); and

(d) following the Closing Date and upon receiving any notices, correspondence, information or enquiries in relation to the Companies, the Assets, the Vessels or the Contracts, it shall forthwith pass copies thereof to the Purchaser and shall hold in trust for the relevant Company and account forthwith for any monies received after the Closing Date on account of that Company.

4        COMPLETION

4.1 TIMING AND PLACE OF CLOSING. Subject to the completion of the closing of the Offering and to the provisions of this Agreement, Closing shall be effected by the Vendor satisfying its obligations under Clauses 4.2 and by the Purchaser satisfying its obligations under Clause 4.3 and shall take place on the Closing Date immediately following the closing of the Offering.

4.2 VENDOR'S CLOSING OBLIGATIONS. The Vendor shall deliver or procure that there are delivered to the Purchaser on or before the Closing Date (as the context may permit):

(a) duly executed transfers in respect of the Interests and the Notes in favour of the Purchaser, or as it may direct;

(b) the certificates, if any, for the Interests (or an indemnity in the approved form for any lost certificates) and originals of the Notes;

(c) a certified copy of the minutes of a meeting of the directors of the Vendor (certified as at the date of Closing to be a certified copy of such resolutions in full force and effect and certifying that such resolutions have not been revoked), authorising the execution of the Transaction Documents (to which it is party) and the performance by Vendor of its obligations thereunder;

(d) all statutory and minute books (in every case written up to, but not including, the Closing Date), common seals, certificates of formation, certificates of amendment, cheque books, bank mandates and other books and records (whether statutory, financial or otherwise) of the Companies, and all certificates and documents of title relating to any investments of the Companies;

(e)      the original copies of the Contracts and of the Credit Facility
         Commitment;

(f) evidence satisfactory to the Purchaser that all amounts payable by any of the Companies under any loan facilities made available by the Vendor (other than with respect to the Notes or any other amounts disclosed as liabilities in the Disclosure Schedule), any bank, financial institution, or any other person whether on the basis of any Security Interest provided by the Companies, and whether in relation to the Vessels or otherwise, have been paid in full and all associated Security Interests (including, without limitation, those identified in the Disclosure Schedule) and any other agreements or obligations entered into by the Companies for the benefit of itself or any other person have been terminated or released and, in relation to Security Interests, reassigned to the Companies or to the person giving the same; and

(g) the duly executed certificate of an officer of the Vendor dated on the Closing Date, in form reasonably acceptable to the Purchaser, certifying on behalf of the Vendor to the accuracy of representations and Warranties of the Vendor contained in this Agreement.

4.3 PURCHASER'S CLOSING OBLIGATIONS. The Purchaser shall on Closing and subject to the transfer of the Assets:

(a) deliver or procure that there are delivered to the Vendor a certified copy of the minutes of a meeting of the directors of its general partner, authorising the execution of this Agreement and any other Transaction Document that it is to execute pursuant to this Agreement;

(b) pay to the Vendor the cash portion of the Consideration by transferring such amount to the Vendor's Account for value on the Closing Date; and

(c) deliver to the Vendor deeds of option executed by each of the Companies and the Vendor evidencing the Option.

4.4 CLOSING OBLIGATIONS NOT FULFILLED. If either party fails, for any reason, to comply with any of its obligations under the foregoing provisions of this Clause 4, the other party may, at its option:

(a) by written notice to the first party defer the date for Closing by one or more periods that shall not exceed 20 (twenty) Business Days in aggregate in respect of either all of the parties' obligations under the foregoing provisions of this Clause 4 or such of those obligations that have not been complied with; or

(b) proceed to Closing so far as practicable but without prejudice to the second party's rights (whether under this Agreement or the general law) as regards the obligations with which the first party has not complied; or

(c)      waive all or any of the obligations in question of the first party.

4.5 DEFERRED CLOSING. If Closing is deferred to another date in accordance with Clause 4.4(a), and Closing is effected, the provisions of this Agreement shall apply as if that other date were the Closing Date.

5        WARRANTIES

5.1 GENERAL. The Vendor represents, warrants and undertakes, subject to Clause 5.8, that each statement in Schedule A is at the date of this Agreement, and will (save as disclosed in writing not later than the time of Closing) at the Closing Date remain, true, accurate and not misleading in any respect on the basis that a reference to the Closing Date were substituted for any express or implied reference to the date of this Agreement in that Schedule.

5.2 CLAIMS. The Vendor hereby unconditionally and irrevocably covenants with the Purchaser that, subject always to the limitations set out in Clause 6, it will indemnify the Purchaser and the Companies against all Losses and Expenses that any of the Purchaser Group Companies or the Companies may suffer or incur or pay in enforcing its rights in connection with any matter referred to in this Agreement or any of the Transaction Documents including, without limitation:

         (i) the disputing and/or settlement of any Claims and any steps taken to avoid and advice sought in connection with any actual, threatened or anticipated Claims;

         (ii) any legal proceedings in which any of the Purchaser Group Companies or the Companies makes a Claim; and

         (iii)    the enforcement of any such settlement or judgement.

5.3      RELIANCE ON WARRANTIES. The Vendor acknowledges that:

(a) the Purchaser has been induced to enter and is entering into this Agreement and the other Transaction Documents on the basis of and in reliance upon the Warranties;

(b) the Purchaser may rely on the Warranties to the exclusion of any other information, and that, with the exception of matters set forth in the Disclosure Schedule, the Purchaser's rights in respect thereof will not be in any way impaired as a result of any other information being possessed by or available to any Purchaser Group Companies or any officer, employee, professional or financial adviser of, or person acting on behalf of, the Purchaser or any Purchaser Group Companies.

5.4 WARRANTIES ARE SEPARATE AND INDEPENDENT. Each Warranty shall be construed as a separate and independent warranty and, save as expressly provided otherwise, shall not be limited or restricted by reference to or inference from any other terms of this Agreement or any other Warranty.

5.5 REDUCTION IN CONSIDERATION. Any payments made by the Vendor to the Purchaser in respect of Claims shall, to the extent lawfully possible, be treated by the parties as a reduction in the Consideration; provided, however, that this Clause 5.5 shall not in any way limit or restrict the amount recoverable by the Purchaser or any other person under this agreement to the amount of the Consideration or any other amount (but this is without prejudice to the limitations set out in Clause 6).

5.6 AWARENESS OF VENDOR AND ORDINARY COURSE OF BUSINESS. Where any Warranty is qualified by reference to the awareness, knowledge, information or belief of the Vendor (or any similar expression), the Vendor shall be deemed to have such awareness, knowledge, information or belief as it would have after having made reasonable enquiry of the senior executive managers and officers of the Vendor. In relation to each of the Warranties concerning the assets, liabilities, Contracts, Vessels or results of any of the Companies, such Warranties shall be deemed to be qualified by reference to exclude any matters (whether or not Disclosed) arising in the ordinary and normal course of trading since September 30, 2005.

5.7 PROVISION OF INFORMATION. The Vendor undertakes promptly to provide the Purchaser with any information that the Purchaser may by written notice request in relation to:

(a) any of the Warranties or any statement of fact contained elsewhere in this Agreement or any other Transaction Document; or

(b) the Disclosure Schedule or any other disclosure made or information provided (or purportedly made or provided) under this Clause 5.7; or

(c) any matter or question connected with or arising out of any of the foregoing,

         but this only applies to information that is (either at the date of the Agreement or at the date of the request) in the possession of the Vendor or that the Vendor or any of its professional advisers can reasonably be expected to obtain and present without undue efforts.

5.8 DISCLOSURE IN DISCLOSURE SCHEDULE. The Vendor shall not have any liability in respect of any Claim if and to the extent that any fact, matter or circumstance that causes any of the Warranties to be breached or that might result in a Claim or possible Claim has been Disclosed in the Disclosure Schedule or otherwise in any of the Transaction Documents.

5.9 NOTIFICATION OF POTENTIAL CLAIMS BEFORE CLOSING. If, at any time before Closing, the Vendor becomes aware of any Claim or any matter that could reasonably be expected to cause a Claim to arise or any matter that at Closing would constitute a Claim or could reasonably be expected to cause a Claim to arise, it shall forthwith disclose the same in writing to the Purchaser.

6        REMEDIES OF THE PURCHASER

6.1 SURVIVAL. Subject to the limitations and other provisions of this Agreement and the Transaction Documents, the representations and warranties of the Vendor contained in this Agreement (including the Schedules hereto), the Disclosure Schedule and the Transaction Documents shall survive the Closing and remain in full force and effect for a period of 12 months after the Closing Date; provided, however, that (a) the Warranties in Clauses 1.2 (Title to Interests and the Notes), 1.3 (No arrangements relating to share capital), 11 (Taxation) and 12.1 (No brokers fees) of Schedule A to this Agreement shall survive until, and shall terminate upon, the date of expiration of the applicable statute of limitations with respect to the liability in question. The covenants and agreements of the Vendor contained in this Agreement and the Transactions Documents that by their terms extend beyond the Closing Date shall not terminate until all obligations with respect thereto have been performed or satisfied or shall have expired or been terminated in accordance with their terms.

6.2.     INDEMNIFICATION BY THE VENDOR

(a) The Vendor agrees, subject to the other terms and conditions of this Agreement and the Transaction Documents, to indemnify the Purchaser against and hold it harmless from any and all (i) Losses and Expenses to the Purchaser, any Purchaser Group Company or the Companies arising out of or related to the breach of any representation, warranty, covenant or agreement of the Vendor in this Agreement (including the Schedules hereto), the Disclosure Schedule and the Transaction Documents, to the extent Vendor is notified by the Purchaser of such Losses or Expenses prior to expiration of the applicable survival period set forth in Clause 6.1 above, (ii) any Covered Environmental Losses relating to the Assets to the extent that the Vendor is notified by the Purchaser of any such Covered Environmental Losses within five
         (5) years after the Closing Date; (iii) Losses or Expenses to the Purchaser, the Purchaser Group Companies or the Companies arising from
         (A) the failure of the Purchaser Group Companies, immediately after the Closing Date, to be the owner of such ownership interests in and to the Assets as are necessary to enable the Purchaser Group Companies to own and operate the Assets in substantially the same manner that the Assets were owned and operated by the Vendor Group Companies immediately prior to the Closing Date or (B) the failure of the Purchaser Group Companies to have on the Closing Date any consent or governmental permit necessary to allow the Purchaser Group Companies to own or operate the Assets in substantially the same manner that the Assets were owned and operated by the Vendor Group Companies immediately prior to the Closing Date, in each of clauses (A) and (B) above, to the extent that the Vendor is notified by the Purchaser of such Losses or Expenses within three (3) years after the Closing Date; and (iv) all federal, state, foreign and local income tax liabilities attributable to the operation of the Assets prior to the Closing Date.

(b) The aggregate liability of Vendor under Clause 6.2(a) above shall not exceed $10 million. Furthermore, no claim may be made against Vendor for indemnification pursuant to Clause 6.2(a) unless the aggregate dollar amount of all claims for indemnification pursuant to such clause shall exceed $500,000, in which case Vendor shall be liable for claims for indemnification only to the extent such aggregate amount exceeds $500,000.

6.3.     GENERAL PROVISIONS.

(a) The Purchaser agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification pursuant to Clause 6.2, it will provide notice thereof in writing to Vendor specifying the nature of and specific basis for such claim.

(b) Vendor shall have the right to control all aspects of the defence of (and any counterclaims with respect to) any claims brought against Purchaser, the Purchaser Group Companies or the Companies that are covered by the indemnification set forth in Clause 6.2, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld) of the Purchaser (with the concurrence of the conflicts committee of Teekay GP L.L.C.) unless it includes a full release of the Purchaser, the Purchaser Group Companies and the Companies from such matter or issues, as the case may be.

(c) The Purchaser agrees to cooperate fully with Vendor with respect to all aspects of the defence of any claims covered by the indemnification set forth in Clause 6.2, including, without limitation, the prompt furnishing to Vendor of any correspondence or other notice relating thereto that the Purchaser, the Purchaser Group Companies or the Companies may receive, permitting the names of such parties to be utilized in connection with such defence, the making available to Vendor of any files, records or other information of such parties that Vendor considers relevant to such defence and the making available to Vendor of any employees of Purchaser, the Purchaser Group Companies or the Companies; provided, however, that in connection therewith Vendor agrees to use reasonable efforts to minimize the impact thereof on the operations of such parties and further agrees to maintain the confidentiality of all files, records and other information furnished by any such party pursuant to this Clause 6.3. In no event shall the obligation of the Purchaser to cooperate with Vendor as set forth in the immediately preceding sentence be construed as imposing upon the Purchaser an obligation to hire and pay for counsel in connection with the defence of any claims covered by the indemnification set forth in this Clause 6; provided, however, that the Purchaser may, at its own option, cost and expense, hire and pay for counsel in connection with any such defence. Vendor agrees to keep any such counsel hired by the Purchaser reasonably informed as to the status of any such defence (including providing such counsel with such information related to any such defence as such counsel may reasonably request) but Vendor shall have the right to retain sole control over such defence.

(d) In determining the amount of any Loss or Expense for which the Purchaser, any Purchaser Group Company or any Company is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by such parties, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by such parties as a result of such claim, and (ii) all amounts recovered by such parties under contractual indemnities from third persons. The Purchaser hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities; provided, however, that the costs and expenses (including, without limitation, court costs and reasonable attorneys' fees) of Purchaser, the Purchaser Group Companies or the Companies in connection with such efforts shall be promptly reimbursed by Vendor in advance of any determination of whether such insurance proceeds or other amounts will be recoverable.

(e) The Purchaser hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the Transaction Documents shall be pursuant to the indemnification provisions set forth in this Clause 6. In furtherance of the foregoing, the Purchaser hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Vendor and the Vendor Group Companies arising under or based upon any federal, state, foreign or local statute, law, ordinance, rule or regulation

         (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise).

7        IMPLEMENTATION

7.1 FURTHER ASSURANCES. The Vendor shall (and shall procure that any other relevant person shall) execute any deeds or documents and exercise or waive any rights and generally take any action, including passing (or procuring that there is passed) any resolution of Vendor or (whilst the Vendor remains the registered owner) the Companies that the Purchaser may reasonably require, which may be necessary for the Transaction Documents to be carried into effect.

8        COSTS

8.1 RESPONSIBILITY FOR COSTS. Except where expressly provided otherwise, each party shall pay its own costs connected with the negotiation, preparation, execution and implementation of the Transaction Documents and any matters connected therewith and investigating the affairs of the Companies.

8.2 CREDIT FACILITY PAYMENT. Upon the closing of the credit facility contemplated by the Credit Facility Commitment, the Purchaser shall pay to the Vendor a credit facility financing fee of US$627,539.00 by transferring such amount to the Vendor's Account.

9        OTHER PROVISIONS

9.1 ENTIRE AGREEMENT. This Agreement together with the other Transaction Documents constitutes the entire agreement between the parties regarding the sale and purchase of the Assets and related matters and supersedes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any kind, whether or not in writing, regarding the same, all of which are hereby terminated and shall cease to have effect in all respects, and the parties confirm that there are no collateral or supplemental agreements relating to the Transaction Documents, except as expressly set forth herein or therein.

9.2      ASSIGNMENT.

(a) This Agreement shall be binding on and endure for the benefit of each party's successors and permitted assigns. Save as provided in Clause 9.2(b), no party shall, without the prior written consent of the other party, assign, transfer, charge or deal in any other manner with this Agreement or any of its rights (whether to damages or otherwise) or obligations arising under or in connection with the Agreement, or purport to do any of the same, nor sub-contract any or all of its obligations under this Agreement, and any such assignment, transfer, charge or dealing shall be void for all purposes.

(b) The Purchaser may assign all or any part of its rights and benefits under this Agreement to any Purchaser Group Companies.

(c) Subject to and upon any succession or assignment permitted by this Agreement, any such successor or assignee shall in its own right be able to enforce any term of this Agreement in accordance with the terms of this Agreement as if it were a party, but until such time shall have no rights whether as a third party or otherwise. The Vendor shall have no greater liabilities towards any successor or assignee of the Purchaser than it would have had to the Purchaser had the Purchaser remained fully and solely entitled under this Agreement.

9.3      RIGHT OF SET-OFF, DEDUCTIONS AND WITHHOLDINGS AND TAX ON PAYMENTS.

(a) The Purchaser shall not be entitled to set off against the Consideration any sums owing to it by the Vendor.

(b) If any deduction or withholding is required by law to be made from any payment from one party to another party under any Transaction Document, the party making the payment shall increase the amount thereof so as to ensure that the recipient receives and is able to retain that amount that it would have received and retained had the payment not been the subject matter of such deduction or withholding provided always that if the recipient is entitled to a credit or some other benefit as a consequence of the payment to it being the subject matter of a deduction or withholding it shall use its reasonable endeavours to utilise the credit (whether by set off, or by claiming a repayment in respect thereof, or otherwise) or benefit so arising and in the event that it is able so to do it shall repay to the party who made the payment an amount equal to the credit or benefit so utilised, provided always that this clause is without prejudice to the limitations on the Vendor's liabilities as set out in Clause 6. For the avoidance of doubt, this clause shall not impose upon the recipient of the payment any obligation to utilise any credit or benefit in priority to any other economic credit or benefit available to it or to pay to the party making the payment an amount greater than that by which the original payment was increased under this clause.

(c) If any payment from the Vendor to the Purchaser under any Transaction Document is liable to Tax in the hands of the Purchaser, the Vendor shall increase the payment by such an amount as will ensure that the Purchaser is able to receive and retain, after paying Tax in respect of its receipt, an amount equal to that which would otherwise have been paid to it had the receipt not been subject to Tax in its hands, provided always that this clause is without prejudice to the limitations on the Vendor's liabilities as set out in Clause 6. The parties shall agree to the amount of any increase in a relevant payment to give effect to this Clause. In the event that the parties are not able to agree the amount of any increase, the amount thereof shall be certified by the Purchaser's auditors acting as experts whose decision in respect thereof shall be binding on the relevant parties except in the case of manifest error.

9.4      WAIVERS, RIGHTS AND REMEDIES.

(a) No failure or delay on the part of either party to this Agreement in exercising any right or remedy provided by law or under this Agreement shall impair such right or remedy or operate as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude or restrict any other or further exercise of it or the exercise of any other right or remedy.

(b) A waiver by either party to this Agreement of a breach of or default under any Transaction Document shall not constitute a waiver of any other breach or default, shall not affect the other terms of any Transaction Document or the rights of any other person thereto and shall not prevent the Purchaser from subsequently requiring compliance with the waived obligation.

(c) Any waiver (in whole or in part) of any right or remedy under this Agreement must be set out in writing, signed by or on behalf of the person granting the waiver and may be given subject to any conditions thought fit by the grantor and, unless otherwise expressly stated, any waiver shall be effective only in the instance and only for the purpose for, and in favour of the person to, which it is given.

(d) Unless specifically provided otherwise, the rights and remedies of the Purchaser and the Vendor under or pursuant to any Transaction Document are cumulative, may be exercised as often as the Purchaser or the Vendor, as applicable considers appropriate and are in addition to its rights and remedies under the general law.

9.5 VARIATIONS. No variation of any Transaction Document shall be valid unless it is agreed in writing and signed by or on behalf of each of the parties thereto.

9.6 EFFECT OF CLOSING. This Agreement (other than obligations that have already been fully performed) remains in full force after Closing.

9.7 PROVISIONS OF AGREEMENT SEVERABLE. If any provisions of this Agreement or any other Transaction Document is, or becomes, invalid, unenforceable or illegal, in whole or in part, under the laws of any jurisdiction, such term or provision or part shall to that extent be deemed not to form part of this Agreement or the relevant Transaction Document (as the case may be), but the validity, enforceability or legality of the remaining provisions of this Agreement or the relevant Transaction Document shall not be impaired.

9.8 INTEREST FOR LATE PAYMENT. Any sum owing by either party under this Agreement shall carry interest from (and excluding) the date on which it is payable until (and including) the date of actual payment at the Specified Rate; such interest will be compounded semi-annually and be payable after as well as before any judgment.

9.9 COUNTERPARTS. This Agreement and each of the other Transaction Documents may be entered into in any number of counterparts and by the parties thereto on separate counterparts, each of which when so executed and delivered shall be an original but each such Transaction Document shall not be effective until each party thereto has executed at least one counterpart, but all the counterparts for each Transaction Document shall together constitute one and the same instrument.

9.10 THIRD PARTY RIGHTS. This Agreement and the other Transaction Documents are made for the benefit of the respective parties hereto and thereto and their successors and permitted assigns only and are not intended to benefit, and no term thereof shall be enforceable by, any other person by virtue of the Contracts (Rights of Third Parties) Act 1999.

10       NOTICES

10.1 GENERAL. Any notice under or in connection with this Agreement shall be in writing and may be delivered by hand or fax to the address of the relevant party that is set out below or to such other address as that party may have notified in writing from time to time to the party serving the notice, which notice so served by fax shall be deemed to have been received at the time of despatch:

(a)      the Vendor

         Name:             Teekay Shipping Corporation

         Address:          TK House, Bayside Executive Park,
                           West Bay Street & Blake Road,

                           P.O. Box AP-59212,
                           Nassau, The Bahamas
         Fax Number:     +1 242 502 8840
         marked for the attention of the Corporate Secretary

(b)      the Purchaser

         Name:             Teekay GP L.L.C., as general partner of Teekay LNG
                           Partners L.P.
         Address:          TK House, Bayside Executive Park,
                           West Bay Street & Blake Road,
                           P.O. Box AP-59212,
                           Nassau, The Bahamas
         Fax Number:     +1 242 502 8840
         marked for the attention of the Corporate Secretary


11       GOVERNING LAW AND JURISDICTION

11.1 ENGLISH LAW. This Agreement is governed by, and shall be construed in accordance with, English law.

11.2     ARBITRATION.

(a) Any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 and any statutory re-enactment or modification thereof before a sole arbitrator agreed by the parties or failing agreement within 7 days of receipt by one party of a notice (the "FIRST NOTICE") from the other proposing an arbitrator, a tribunal of three arbitrators comprising:

(i)      the arbitrator proposed in the First Notice;

(ii)     an arbitrator appointed by the party that received the First Notice;
         and

(iii) an arbitrator, who shall be the chairman, appointed by the two arbitrators referred to in (i) and (ii) above.

         If the party receiving the First Notice does not within 14 days of receipt thereof notify the other party of its appointed arbitrator, the arbitrator referred to in (i) above shall be deemed appointed as sole arbitrator.

(b) Once appointed in relation to a dispute, a sole arbitrator or tribunal shall resolve all other disputes between the parties in relation to this Agreement, subject to the availability of the arbitrator(s).

12       TERMINATION

12.1 TERMINATION. This Agreement may be terminated upon written notice given at any time before the Closing:

(a)      by the mutual written consent of Vendor and Purchaser;

(b) by Vendor or Purchaser, if the Closing shall not have occurred prior to February 23, 2006 (the "EXPIRATION DATE"); provided, however, that the right to terminate this Agreement under this Clause 12.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

(c) by Vendor, in the event of a material breach by Purchaser of any representation, Warranty, covenant or agreement of Purchaser contained herein that has not been cured or is not curable by the Expiration Date; or

(d) by Purchaser, in the event of a material breach by Vendor of any representation, Warranty, covenant or agreement of Vendor contained herein that has not been cured or is not curable by the Expiration Date.

12.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Clause 12.1 above, the parties shall be relieved of their obligations under this Agreement, save that Clauses 1 and 10 to 11 shall continue in full force and effect, and neither party shall have any claims against the other party in connection with this Agreement except in respect of any accrued rights or obligations arising under this Agreement before termination or in connection with any antecedent breach by any party of any provision of this Agreement or any breach by any party of any continuing provision of this Agreement.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF this Purchase Agreement has been executed by or on behalf of the parties the day and year first above written.

EXECUTED by
TEEKAY SHIPPING CORPORATION

By:
   -------------------------------------------------------

Name:
     -----------------------------------------------------

Title:
      ----------------------------------------------------


EXECUTED by
TEEKAY LNG PARTNERS L.P.
by its general partner
TEEKAY GP L.L.C.

By:
   -------------------------------------------------------

Name:
     -----------------------------------------------------

Title:
      ----------------------------------------------------

                                   SCHEDULE A

                         WARRANTIES AND REPRESENTATIONS



1        THE COMPANIES AND THE INTERESTS

1.1 INFORMATION. The Companies are duly formed and validly existing under the laws of The Republic of the Marshall Islands. The Companies have the requisite power and authority to own and operate its properties and assets and to carry on its business.

1.2 TITLE TO INTERESTS AND THE NOTES. The Interests constitute one hundred per cent of the issued capital of the Companies, the Vendor is the sole legal and beneficial owner of the Interests, and no claim has been made by any person to be entitled to any of them. The Interests have been duly authorized, properly allotted and validly issued and are fully paid, or credited as fully paid, and non-assessable. There is no Security Interest, option, conversion right, right to acquire, or other adverse interest, right, equity, claim or potential claim of any description on or over or affecting any of the Interests nor are there any agreements, arrangements or commitments to give or create any such Security Interest, right or claim, and no claim has been made by any person to be entitled to any.

1.3 NO ARRANGEMENTS RELATING TO SHARE CAPITAL. The Companies have not created or issued any shares or equity interests (other than the Interests). There is no agreement, arrangement, obligation or commitment (including an option or right of pre-emption or conversion) requiring or granting any person the right to require the creation, allotment, issue, transfer, redemption or repayment of, or creating or requiring the creation of any Security Interest over, or requiring the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any shares, equity or loan capital in the Companies (or any unissued shares, equity capital, loan capital or other securities of the Companies) now or at any time in the future, and the Companies have not agreed to do or enter into any of the foregoing and no person has made any claim to be entitled to any of the foregoing.

1.4      NO CAPITAL REORGANISATION.  The Companies have not since incorporation:

(a) made any issue of securities by way of capitalisation of profits or reserves (including share premium account and capital redemption reserve); or

(b) repaid, purchased or redeemed any shares of any class of its share capital or otherwise reduced its share capital or any class of it;

         and have not agreed to do any of the foregoing (whether at the option of any other person or otherwise).

1.5 NO AGREEMENT/ARRANGEMENT. Neither the Vendor nor the Companies are party to any agreement or arrangement concerning:

(a) the transfer or disposal of the Assets or any interest therein or any restriction thereon or obligation relating thereto;

(b) the exercise of votes at meetings of the board of the Companies or of the holders of any class of Interests or the Notes; or

(c) the right to appoint or remove any directors or officers of the Companies.

1.6 NO SECURITY INTEREST OVER ASSETS. There is no Security Interest (other than liens arising in the usual course of business consistent with past practices) affecting the whole or any material part of the assets of the Companies.

2        THE VENDOR

2.1      CAPACITY OF VENDOR.  As regards the Vendor:

(a) it has the requisite power and authority to enter into the Transaction Documents to which it is a party and perform all its obligations thereunder;

(b) the Transaction Documents to which it is a party constitute (or will constitute when executed) its legal, valid and binding obligations enforceable against it in accordance with their terms;

(c) it has the power and authority to absolutely and unconditionally to sell and transfer the full legal and beneficial ownership in the Interests and the Notes registered in its name to the Purchaser on the terms set out in this Agreement;

(d) the execution and delivery of the Transaction Documents and performance by it of the obligations thereunder do not and will not result in a breach of, or constitute any default under, any law or regulation, any order, judgement or decree by any court or governmental agency to which it is a party or by which it is bound, its Articles of Incorporation and Bylaws or any agreement to which it is a party;

(e) all consents, licences, approvals and authorisations required by it in connection with the Transaction Documents to which it is a party and the transactions contemplated thereby have been obtained and are in full force and effect;

(f) no action, suit, proceeding, litigation or dispute against it or any Vendor Group Company is presently taking place or pending or, to its knowledge, threatened that would or might reasonably be expected to inhibit its ability to perform its obligations under the Transaction Documents to which it is a party or that could materially and adversely affect the Assets; and

(g)      in so far as it is a body corporate:

         (i) it is a body corporate duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated;

         (ii) no Insolvency Event has occurred in relation to it and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event.

2.2      VENDOR/COMPANIES RELATIONSHIP. Neither the Vendor nor any Vendor Group
         Companies:

(a) owe any indebtedness or other liability which has not been Disclosed and which in aggregate exceeds $100,000 to any of the Companies whether actually or contingently, whether solely or jointly with any other person and whether as principal or surety, and, other than the Notes, there is no such indebtedness or liability which has not been

         Disclosed and which in aggregate exceeds $100,000 due or owing by any of the Companies to the Vendor or any Vendor Group Companies and there is no guarantee or Security Interest in respect of any such indebtedness or liability outstanding;

(b) are party to any agreement, arrangement or understanding, other than the Transaction Documents, with the Companies or relating to the Companies or the Assets in which the Vendor, any Vendor Group Company is or has been interested, whether directly or indirectly, and there is no agreement (other than the Notes) arrangement or understanding to which the Companies are a party and in which the Vendor or any Vendor Group Company has or has had an interest, whether directly or indirectly; or

(c) is entitled to a claim of any nature against any of the Companies, which has not been Disclosed other than amounts owing under the Notes or which individually does not exceed $100,000, or has assigned to any person the benefit of a claim against the Companies to which it would otherwise be entitled.

3        AGREEMENTS

3.1 DISCLOSURE OF CONTRACTS. Complete and accurate copies of all Contracts (including all amendments and supplemental agreements relating thereto) have been provided to the Purchaser and all Contracts are set out in
         Section 3.1 of the Disclosure Schedule.

3.2      ENFORCEABILITY OF AND COMPLIANCE WITH AGREEMENTS. In relation to each
         Contract:

(a) the Vendor has no reason to believe that the Companies will be unable to complete and fulfil each of the Contracts by the due date and within the estimated level of costs or that any products sold or to be sold by the Companies are or will be unable to meet the specifications contracted for;

(b) the Companies are in the possession or in the control of each such Contract;

(c) so far as the Vendor is aware, there are no written or oral agreements that derogate from the obligations of any person other than the Companies or increase the obligations of the Companies under the Contracts;

(d) each such Contract has been validly executed by the Companies, is valid and subsisting, has not been terminated and is fully enforceable against the Companies and, to the Vendor's knowledge, the other parties to such agreement in accordance with its terms;

(e) none of such Contracts is subject to a Security Interest granted or created by the Companies or Vendor Group Companies other than under the terms of the relevant Contract;

(f) to Vendor's knowledge, there is no and has not been, at any time, any breach of, or any default in the performance of, the terms of any such Contracts by any person other than the Companies nor are there any circumstances likely to give rise to such breach or default. The Companies have not granted any time or indulgence, or waived any right, in relation to any such Contract and, in particular, but without prejudice to the generality of the foregoing, all amounts due and payable under such agreements have been duly paid in full on, or within a reasonable period of, the due date for payment of the same;

(g) so far as the Vendor is aware, the Companies have fulfilled all of their obligations and performed and observed all warranties, undertakings, covenants and agreements on their part to be fulfilled, performed and observed under each of such Contracts;

(h) no notice of any intention to terminate, repudiate, rescind, modify or disclaim any provision of any Contract has been given by the Companies or, so far as the Vendor is aware, received from a person other than the Companies by the Companies in respect of any such Contract;

(i) so far as the Vendor is aware, the Companies have paid all Taxes, duties, imposts and other charges payable in respect of the Contracts so far as such Taxes, duties, imposts and other charges fall upon the Companies and have become due and payable;

(j) all necessary licences, approvals and consents required by the Companies prior to the entry into of each of such Contracts and for their continuation were duly obtained and are subsisting and, to Vendor's knowledge, no circumstances have arisen that may lead to withdrawal or failure to renew, if applicable, of any such licence, approval or consent;

(k) there are no disputes or outstanding claims pending or, to Vendor's knowledge, threatened against the Companies under such Contracts and, to Vendor's knowledge, no person is entitled to make, or has threatened to make, a claim against the Companies in respect of any representation, breach of condition or warranty or other express or implied term relating to any such Contracts and no matter exists that would or might enable a person other than the Companies to make such a claim or raise a set-off, deduction, withholding or counterclaim in any action for breach of the relevant Contract or otherwise give any person other than the Companies the right to withhold or delay payment of any sum due from it under the terms of the relevant Contract or the performance of any of its obligations thereunder;

(l) so far as the Vendor is aware, no person (other than the parties to such Contracts) has any rights (including any Security Interests) in respect of any such Contracts or the assets the subject thereof; and

(m) so far as the Vendor is aware, no Insolvency Event has occurred in relation to any third party to such Contracts.

3.3 NO POWERS OF ATTORNEY. There are in force no powers of attorney given by the Companies nor any other authority (express, implied or ostensible) given by the Companies to or in favour of any person (as agent or otherwise) to enter into any agreement, contract or commitment or to do anything on their behalf. The Disclosure Schedule sets out details of all persons who have authority to bind the Companies in the ordinary course of business.

3.4 CHANGE OF CONTROL. Neither the sale of the Assets hereunder nor any change in the management of the Companies as a result of this Agreement will:

(a) entitle any person to modify or terminate any Contract or other arrangement with the Companies;

(b) result in the breach by the Companies under any of the terms, conditions or provisions of any Contract or other instrument to which the Companies are now a party;

(c) result in any present or future Indebtedness becoming due and payable or capable of being declared due and payable prior to its stated maturity; or

(d) entitle any person to receive from the Companies any finder's fee, brokerage or other commission in connection with the sale of the Interests and the Notes.

3.5 OFFERS AND TENDERS. No offer or tender or similar arrangement given or made by the Companies are capable of giving rise to an agreement solely by the unilateral act of any person other than the Companies.

3.6 JOINT VENTURES ETC. The Companies do not, and have not agreed to, act or carry on business in partnership with any other person and are not and have not agreed to act or become a member of any joint venture, consortium, corporate or unincorporated body, association or undertaking.

3.7 COMPETITION/ANTI-TRUST. The Companies are not party to any practice, arrangement or agreement that infringes or is likely to require registration or notification under any relevant anti-trust or competition law.

3.8 RESTRICTIVE PRACTICES. The Companies are not and have not been a party to any agreement, arrangement, understanding or practice restricting the freedom of the Companies to carry on the whole or any part of its business in any place in such manner as it thinks fit or to provide or take goods and/or services by such means and from and to such persons and into or from such places as it may from time to time think fit and/or to compete in any area or in any field or with any person.

3.9 NO DIRECTORS OR OFFICERS. The management of each of the Companies is vested exclusively in its members. The Vendor is, and the Purchaser shall be upon the Closing, the sole member of each of the Companies with, in its capacity as sole member, authority to make all decisions and take all actions for each of the Companies as, in its sole discretion, it shall deem necessary and appropriate to enable each of the Companies to carry out any lawful activity, including but not limited to carrying on the acquisition, ownership, operation and disposition of oceangoing vessels. Notwithstanding its authority to do so as sole member of the Companies, the Vendor has not appointed or elected any individuals to officer positions of any of the Companies.

4        FINANCIAL ARRANGEMENTS

4.1 INDEBTEDNESS. Other than the Notes and the Credit Facility Commitment, the Companies do not have outstanding nor have they incurred or agreed to incur any Indebtedness (including, without limitation, any indebtedness for moneys borrowed or raised under any acceptance credit, bond, rate, bill of exchange or commercial paper, finance lease, hire purchase agreement, trade bills, forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing).

4.2 BORROWINGS. Other than the Notes, the Companies have not borrowed any monies from the Vendor, any Vendor Group Companies or any third party.

4.3 LOANS BY THE COMPANIES. The Companies have not made any loans to the Vendor, any Vendor Group Companies or any third party.

4.4 DEBTS. The Companies have not factored any of its debts. There are no debts owing to the Companies.

4.5 NO GUARANTEE OR SECURITY INTERESTS. No guarantee or Security Interest has been given or entered into by the Companies or any third party in respect of Indebtedness or other obligations of the Companies and no guarantee or Security Interest has been given or entered into by the Companies in respect of any other person.

4.6 NO INDEMNITIES GIVEN BY THE COMPANIES. The Companies are not responsible (including on a contingent basis) for the indebtedness, or for the default in the performance of any obligation, of any person nor is it party to any option or pre-emption right or any guarantee, suretyship or any other obligation (whatever called) to pay, purchase or provide funds (whether by advance of money, the purchase of or subscription for shares or other securities or the purchase of assets or services or otherwise) for the payment of, or as an indemnity against the consequence of default in the payment of, any indebtedness of any person.

4.7 BANK ACCOUNTS. Details of all bank accounts of the Companies, and particulars of the balances of all the Companies' bank accounts as at a date not more than 2 (two) Business Days before the date of this Agreement, have been disclosed to the Purchaser, and the Companies have no other bank accounts. Since the date of such particulars, there have been no material payments out of any such bank accounts, except for routine payments in the ordinary course of business consistent with past practices.

5        ASSETS, LIABILITIES AND OTHER ARRANGEMENTS

5.1 NO OTHER ASSETS AND LIABILITIES. The Companies have no assets other than the Vessels and under the Contracts and no liabilities other than those arising in connection with the Contracts, the Notes and as set forth in Section 5.1 of the Disclosure Schedule and, save for its obligations under the Contracts, the Notes there are no agreements or arrangements to which the Companies are a party that increase the obligations of the Companies under the Contracts or that create or include any other obligation that might be binding on the Companies.

5.2 BUSINESS ACTIVITY. The only business activity of the Companies since incorporation has been the acquisition, ownership, operation of the Vessels.

6        PROPERTIES

6.1      PROPERTIES.  The Companies do not own, occupy or use any real property.

7        INSURANCE

7.1 INSURANCE POLICIES. The Companies maintain the policies of insurance listed in Section 7.1 of the Disclosure Schedule and attached to the Disclosure Schedule, each of which is in full force and effect and, to Vendor's knowledge, not subject to being avoided for any reason.

8        LITIGATION AND OTHER DISPUTES

8.1 NO PROCEEDINGS. The Companies are not, and, to Vendor's knowledge, no director or officer of the Companies (in relation to the Companies' affairs or, if resolved in a manner adverse to such director or officer, could result in a materially adverse effect on the Company's business) is, engaged in or a party to any dispute, litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any statutory or governmental body, department, board or agency, nor are any of the foregoing pending or, to Vendor's knowledge, threatened or expected either against or by the Companies, and, to Vendor's knowledge, there is no fact or circumstance or any other form of written demand in existence that might give rise to the same, or form the basis of any criminal prosecution against the Companies.

8.2 NO ORDERS OR JUDGEMENTS. There is no order, decree or judgement of any court, tribunal or any governmental agency of any country outstanding against the Companies or, to Vendor's knowledge, any person for whose acts the Companies may be vicariously liable, and, to Vendor's knowledge, there are no circumstances likely to give rise to vicarious liability of the Companies, and no injunction has been granted against the Companies.

8.3 NO UNLAWFUL ACTS. The Companies have not committed, or been prosecuted for, any breach of a statutory or regulatory duty or any tortious or other criminal or unlawful or unauthorised act that could reasonably be expected to lead, or has led, to a claim for damages or an injunction or other order of a court or tribunal of competent jurisdiction being made against it, and there are no circumstances likely to give rise to such a breach or act.

9        COMPLIANCE WITH LEGAL REQUIREMENTS

9.1 COMPLIANCE BY COMPANIES. Each of the Companies has, so far as the Vendor is aware, complied and is continuing to comply in all material respects with all relevant legislation and regulations and guidelines in any part of the world applicable to it and/or its business and/or its assets.

9.2 ULTRA VIRES. The Companies are empowered and duly qualified to carry on business in all jurisdictions in which its present businesses are now carried on and has not entered into any ultra vires transaction.

9.3 RETURNS. All returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Corporations in the Republic of the Marshall Islands by the Companies have been properly prepared and so filed or delivered.

9.4 LIMITED LIABILITY COMPANY AGREEMENT. The Limited Liability Company Agreements of, and all resolutions passed by, the Companies and all other legal requirements concerning the Companies have been complied with. A copy of each Company's Limited Liability Company Agreement has been provided to the Purchaser, which is complete and accurate in all material respects, has attached thereto or incorporated therein copies of all resolutions and other documents required by law to be so attached or incorporated, and fully sets out the rights and restrictions attaching to the Interests.

9.5 BOOKS AND RECORDS. The statutory books (including all registers and minute books whether electronic or otherwise), books of account and other statutory records of the Companies have been properly and accurately written up or maintained in accordance with all applicable laws and are up to date (but not including the date of the Agreement) and comprise complete and accurate records of all information required to record therein other than to the extent that they are not material to the business of the Companies. The Companies have not received any notice or allegation that any of the statutory books, books of accounts or other records of whatsoever kind of the Companies are inaccurate or incomplete or should be rectified.

9.6 COMPANIES NAME. The Companies does not use or otherwise carry on business under any name other than its full corporate name. The Companies have the full right to use its corporate name without restriction, and the Companies and the Vendor are not aware of any actual or threatened challenge to the use of those names or any of them in respect of the business of the Companies or any claim that any such use infringes any rights of any third party.

9.7 CONSENTS AND LICENCES. The Companies holds any and all licences (including statutory licences), permissions, authorisations, consents, registrations and exemptions required by it for the operation of its business as now carried on, and, to Vendor's knowledge, none of these is subject to revocation or cancellation for any reason.

9.8 NO PENALTIES OR FINES. Neither the Companies nor any of its officers (or agents during the course of their duties) has committed or omitted to do any act or thing that has given or could give rise to a material claim, fine, penalty or other liability, at law or in equity, in respect of the physical or environmental condition of any of its fixed or moveable assets, real property or products.

9.9 NO INVESTIGATIONS AND INQUIRIES. No investigations, inquiries or reviews by or on behalf of any governmental or other body in respect of the Companies or its business or assets are pending or, to Vendor's knowledge, in existence or have been conducted or threatened, and there are no circumstances that might give rise to such investigation, inquiry or review.

10       EMPLOYMENT

10.1 EMPLOYEES. The Companies do not, and have never had any employees and there are no arrangements (written or otherwise) under which remuneration or benefit or other sum whatsoever is paid or given to any person (including any officer or consultant of the Companies).

11       TAXATION

11.1     TAX RESIDENCE.

(a) The Companies are and always have been resident in The Bahamas for the purposes of Taxation and have never been resident in any other country for the purposes of Taxation or treated as so resident for the purposes of any double taxation agreement.

(b) The Companies have never traded through a branch, agency or permanent establishment situated outside The Bahamas.

(c) No circumstances exist whereby a person not resident in The Bahamas is assessable and chargeable to tax in the name of the Companies.

(d) The Companies are not liable to pay nor have they at any time incurred any liability to Tax chargeable under the laws of any jurisdiction other than The Bahamas.

11.2     DISCLOSURES, NOTICES, RETURNS, CLEARANCES AND RECORDS.

(a) All notices, reports, disclosures, accounts, computations, statements, assessments, registrations, de-registrations and any other information that ought to have been made or supplied by or in respect of the Companies for any Taxation purposes have been made or supplied on a proper basis, were punctually submitted, were accurate and complete when submitted and remain accurate and complete and are not the subject of any dispute, enquiry or investigation with any Taxation Authority, and, to Vendor's knowledge, there are no present circumstances that are likely to give rise to any such dispute, enquiry or investigation.

(b) No action has been taken by the Companies in respect of which any consent or clearance from any Taxation Authority was required except in circumstances where such consent or clearance was validly obtained, and no conditions were attaching thereto.

(c) The Companies have made and submitted each claim, disclaimer, election, notice and consent to have been made and submitted, and details of all such claims, disclaimers, elections, notices and consents are set forth in the Disclosure Schedule.

(d) The Companies have never been subject to any enquiry, visit, audit, investigation or discovery order by any Taxation Authority nor, to Vendor's knowledge, are there any circumstances existing that make it likely that any such enquiry, visit, audit, investigation or discovery order will be made in the next 12 months.

(e) The Disclosure Schedule sets out details of all notices given by any Taxation Authority to or in relation to the Companies, the provisions of which remain in force.

(f) The Companies have sufficient records relating to past events to permit accurate calculation of the Taxation liability or relief that would arise upon a disposal or realisation on completion of each asset owned by the Companies before Closing.

(g) Except as set out in the Disclosure Schedule, the Companies' Taxation affairs are not dependent on or subject to any concession, agreement or other formal or informal arrangement with any Taxation Authority.

11.3     ALL TAX PAID.

(a) All Taxation for which the Companies are liable and that ought to have been paid has been paid on a timely basis to the appropriate Taxation Authority.

(b) The Companies have not paid, within the three years ending on the date of this Agreement, nor will become liable to pay, any interest, penalty, fine or surcharge to any Taxation Authority.

(c) The Companies have not received from any Taxation Authority (and have not subsequently repaid to or settled with that Taxation Authority) any payment to which they were not entitled or any notice in which their liability to Taxation was understated.

11.4     STAMP DUTY.

(a) All documents that are in the possession of the Companies or under their control or to which the Companies are a party and that attract stamp duty have been properly stamped, and the Companies have duly paid all stamp duty to which they are, have been or may be made liable, and there is no liability for any penalty in respect of such duty nor, to Vendor's knowledge, are there any circumstances or transactions to which the Companies are or have been a party, which may result in the Companies becoming liable for any such penalty.

11.5 U.S. TAX CLASSIFICATION. Each of the Companies is classified for United States federal income tax purposes as a disregarded entity pursuant to Treas. Reg. Section 301.7701-

         3. Neither the Vendor nor the Companies will take any action to change the U.S. federal income tax classification of the Companies.

12       MISCELLANEOUS

12.1 NO BROKER'S FEES. No one is entitled to receive from the Companies any finder's fee, brokerage, or other commission in connection with the purchase of the Assets.

12.2 EFFECT OF ENTERING INTO THIS AGREEMENT. Compliance with the terms of this Agreement or Closing does not and will not:

(a) conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions of:

         (i) any agreement or instrument to which the Companies are now a party, including the Contracts; or

         (ii) the Companies' Limited Liability Agreements or give rise to or cause to become exercisable any right of pre-emption or right of first refusal; or

         (iii) any loan to or mortgage created by the Companies or any lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character to which any property of the Companies are subject or by which the Companies are bound;

(b) result in any present or future Indebtedness becoming due or capable of becoming due and payable prior to its stated maturity;

(c) relieve any other party to an agreement or arrangement with the Companies, including the Contracts, of its obligations thereunder (whether contractual or otherwise) or enable it to vary or terminate its rights or obligations thereunder or determine any right or benefit enjoyed by the Companies or to exercise any right, whether under an agreement with, or otherwise in respect of, the Companies;

(d) result in the creation or imposition of any Security Interest on any assets of the Companies;

(e) cause the Companies to lose the benefit of any right or privilege they presently enjoy;

(f) cause any person who normally does business with the Companies not to continue to do so on the same basis as previously; or

(g) cause any licence or authority necessary or desirable for the continuation of the Companies' business to be determined or not renewed or continued or renewed on less favourable terms.

12.3 ACCURATE INFORMATION PROVIDED. All information given by the Vendor or any Vendor Group Companies or officials or professional advisers of the Companies or the Vendor to any of the directors, officials or professional advisers of the Purchaser in the course of negotiations leading to this Agreement, taken as a whole, was, when given, and remains and will at Closing be true and accurate in all material respects, and there is no matter or fact that has not been disclosed to the Purchaser that renders any such information untrue or misleading in any material respect.

12.4 DISCLOSURE SCHEDULE ETC ACCURATE. All information contained in the Disclosure Schedule is true, complete and accurate in all respects and nothing has been omitted and, there is no matter or fact, which renders any such information untrue, inaccurate, incomplete or misleading in any material respect.

12.5 ALL INFORMATION DISCLOSED. All information relating to the Companies that the Vendor knows or should reasonably know and that is material to be known by the Purchaser in the context of the sale of the Assets has been disclosed to the Purchaser and, to the best of the knowledge, information and belief of the Vendor, there are no other facts or matters undisclosed to the Purchaser that could reasonably be expected to have a material adverse effect on the Companies or the Assets.

13       INSOLVENCY

13.1 NO INSOLVENCY EVENT. No Insolvency Event has occurred in relation to the Companies and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event.

14       THE VESSELS

14.1     VESSEL COMMITMENTS.  In relation to each Vessel:

         (i) the Vessel is properly registered in the name of the Vendor under and pursuant to the flag and law of the Bahamas and all fees due and payable in connection with such registration have been paid;

         (ii) the Vessel is entered with Det norske Veritas (or another classification society of like standing) and has the highest classification rating issued by such society for a vessel of the type, age and class of the Vessel;

         (iii) the Vessel is in class without any recommendations or notation as to class or other requirement of the relevant classification society, and if the Vessel is in a port, it is in such condition that it can not be detached by any port state authority or the flag state authority for any deficiency;

         (iv) the Vessel is owned free of all maritime liens, encumbrances and mortgages except those that have been disclosed by the Vendor and accepted by the Purchaser and the terms of any charters that continue beyond the Closing Date, mortgages and loan documents do not prohibit the sale of the Companies;

         (v) the Vessel has been maintained in a proper and efficient manner in accordance with internationally accepted standards for good ship maintenance, is in good operating order, condition and repair and is seaworthy and all repairs made to the Vessel during the last two years and all known scheduled repairs due to be made and all know deficiencies have been disclosed in the Disclosure Schedule;

         (vi) the Vessel is not (i) under arrest or otherwise detained, (ii) other than in the ordinary course of business, in the possession of any person (other than her master and crew) or subject to a possessory lien; or (iii) other than in the ordinary course of business, subject to any other lien;

         (vii) the Vessel complies in all material respects with all laws, the requirements of any government agency having jurisdiction over the Vessel, the provisions of all international conventions and the provisions of the rules and regulations issued under international conventions applicable to that Vessel;

         (viii) the Vessel is supplied with valid and up-to-date safety, safety construction, safety equipment, radio, loadline, health, tonnage, trading and other certificates or documents as may for the time being be prescribed by the law of the flag of the Vessel or of any other pertinent jurisdiction, or that would otherwise be deemed necessary by a shipowner acting in accordance with internationally accepted standards for good ship management and operations; and

         (ix) no blacklisting or boycotting of any description whatsoever has been applied or currently exists against or in respect of the Vessel.

                                   SCHEDULE B


                                     VESSELS

------------------------------- -------------------------- ------------------------- ----------------------------
  VESSEL                         AFRICAN SPIRIT             ASIAN SPIRIT              EUROPEAN SPIRIT
------------------------------- -------------------------- ------------------------- ----------------------------
  Built                          2003                       2004                      2004
------------------------------- -------------------------- ------------------------- ----------------------------
  Yard                           Hyundai                    Hyundai                   Hyundai
------------------------------- -------------------------- ------------------------- ----------------------------
  Class                          DNV (Det Norske Veritas)   DNV                       DNV
------------------------------- -------------------------- ------------------------- ----------------------------
  Flag                           Bahamas                    Bahamas                   Bahamas
------------------------------- -------------------------- ------------------------- ----------------------------
  Place of Registration          Nassau, The Bahamas        Nassau, The Bahamas       Nassau, The Bahamas
                                 Maritime Authority         Maritime Authority        Maritime Authority
------------------------------- -------------------------- ------------------------- ----------------------------
  Call sign                      C6FW5                      C6FW6                     C6FW4
------------------------------- -------------------------- ------------------------- ----------------------------
  IMO (Registration) No.         9250737                    9247431                   9247429
------------------------------- -------------------------- ------------------------- ----------------------------
  Grt/Nrt                        79668/48784                79668/48784               79668/48784
------------------------------- -------------------------- ------------------------- ----------------------------

                                       B-1